Herman Miller Reports Significant Operating Margin Expansion in the First Quarter of Fiscal 2014
Webcast to be held Thursday, September 19, 2013, at 9:30 AM EDT

Release	Immediate
Date	September 18, 2013
Contact	Jeff Stutz (616) 654 8538 or jeff_stutz@hermanmiller.com
Greg Bylsma (616) 654 7578 or greg_bylsma@hermanmiller.com
Media: Mark Schurman (616) 654 5498 or mark_schurman@hermanmiller.com
Address	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
Internet	www.hermanmiller.com

NOTE: A data supplement with additional financial information relating to the periods covered by this press release is available for download from the company’s website at http://www.hermanmiller.com/about-us/investors.html.

Herman Miller, Inc. (NASDAQ: MLHR), today announced results for its first quarter ended August 31, 2013. Net sales in the quarter totaled $468.1 million, an increase of 4.1% from the same quarter last fiscal year. New orders in the first quarter were $471.2 million, 4.2% higher than the prior year period. Sequentially, net sales in the quarter increased 1.8% from the fourth quarter of fiscal 2013, while orders improved 2.1% over the same period.

Operating earnings in the first quarter were 8.4% of net sales, an improvement from 7.6% a year ago. The company’s earnings in the quarter were reduced by costs associated with the previously announced strategy to terminate its domestic defined benefit pension plans. The results were also negatively impacted by non-recurring amortization of costs capitalized in inventory as part of the acquisition of Maharam. Excluding these expenses, adjusted operating earnings in the first quarter were 9.3% of net sales – the highest level achieved by the company in almost 5 years.
Herman Miller reported first quarter diluted earnings per share of $0.38, compared to $0.34 per share in the same period of fiscal 2013. Excluding the impact of legacy pension and the Maharam inventory amortization, adjusted diluted earnings per share in the first quarter totaled $0.43. This compares to adjusted earnings of $0.37 per share in the first quarter of last fiscal year.
Brian Walker, Chief Executive Officer, stated, “This quarter’s performance reflects continued progress in the execution of our strategy, with a strong contribution from the higher margin growth categories and related channels where we have been steadily expanding our presence. It also reflects operating improvements we have implemented in some of our operations that have been underperforming. These results demonstrate that our strategy of innovation, diversification, and operational excellence is working.”

FINANCIAL HIGHLIGHTS (Dollars in millions, except per share data)
	Three Months Ended
	8/31/2013	9/1/2012	Percent Change
Net Sales	$468.1	$449.7	+4.1%
Gross Margin %	36.3%	33.3%	N/A
Operating Expenses	$130.9	$114.9	+13.9%
Restructuring Expenses	–	$0.5	N/A
Operating Earnings %	8.4%	7.6%	N/A
Adjusted Operating Earnings % *	9.3%	8.1%	N/A
Net Earnings	$22.5	$20.0	+12.5%
Earnings Per Share – Diluted	$0.38	$0.34	+11.8%
Adj. Earnings Per Share – Diluted *	$0.43	$0.37	+16.2%
Orders	$471.2	$452.0	+4.2%
Backlog	$275.7	$280.2	-1.6%

*Items indicated represent Non-GAAP measurements; see the reconciliations of non-GAAP financial measures and related explanations in the supplemental data file available for download at http://www.hermanmiller.com/about-us/investors.html. A copy of this supplemental data file has also been included with the earnings press release filed on Form 8-K with the Securities & Exchange Commission.

First Quarter Fiscal 2014 Financial Results

Sales within Herman Miller’s North American reportable segment ended the quarter slightly ahead of the company’s expectations. This was driven by improved demand from the healthcare sector, including healthcare entities within the U.S. federal government, and modest year-over-year growth in the non-government commercial contract business. Segment sales were $318.2 million in the first quarter, down 0.7% from the prior year. On an organic basis, adjusting for the impact of dealer divestitures and foreign currency translation, segment sales increased 2.7% over the first quarter of fiscal 2013. New orders in the quarter were lower than anticipated, due in large part to a continued year-over-year reduction in orders from the U.S. federal government. Segment orders in the first quarter totaled $298.7 million, reflecting a decrease of 2.8% from the same period last fiscal year. On an organic basis, segment orders increased approximately 0.6% compared to last year.

Demand trends within Herman Miller’s non-North American segment differed substantially from North America. The company reported relatively strong order pacing in the first quarter, particularly late in the period, which outpaced lighter than expected net sales volume. Segment sales totaled $81.6 million in the period, representing a decrease of 13.7% from the year ago period. Orders in the quarter of $99.2 million were up 0.3% on a year-over-year basis. Adjusted for the impact of changes in foreign currency translation, segment sales decreased 12.3% while orders were up 2.7% relative to the first quarter of last fiscal year.

Net sales in the first quarter within Herman Miller’s Specialty and Consumer segment totaled $68.3 million. This represents a 96.3% increase over the sales level reported in the same quarter last fiscal year. Segment orders increased 60.0% on a year-over-year basis. The acquisition of Maharam, which closed in the fourth quarter of fiscal 2013, was the largest contributor to sales and order growth in the first quarter. On an organic basis, excluding the impact from the acquisition, segment sales and orders were up 17.8% and 1.7%, respectively, compared to the same quarter last fiscal year.

Mr. Walker continued, “Sales and order activity was mixed across our different business segments this quarter. Our North American contract business continues to face the headwind of declining federal government orders. Additionally, sales in key markets outside the U.S. – including the Asia Pacific region – fell short of our forecasts this quarter. However the contrasting order growth in these markets was encouraging. Finally, the momentum of our Specialty and Consumer segment remains a positive growth influence overall, particularly as it relates to Maharam and our consumer business.”

As previously announced, Herman Miller is moving toward the formal termination of its U.S. defined benefit pension plans. The company’s results in the first quarter include pre-tax expenses of $3.1 million relating to the “legacy” defined benefit pension plans which are frozen and scheduled for termination in the second quarter of this fiscal year. Approximately $2.1 million of the legacy expenses recognized in the quarter are recorded within Operating Expenses, with the balance included in Cost of Sales. For segment reporting purposes, $2.7 million of these legacy expenses are reflected in the company’s North American Furniture Solutions business segment. The remaining portion is included in the Specialty and Consumer segment.

Herman Miller’s consolidated gross margin in the first quarter was 36.3% compared to 33.3% in the same quarter last year and 35.4% in the fourth quarter of fiscal 2013. In addition to the legacy pension impact, gross margin in the first quarter reflects $1.4 million in expenses associated with the “step-up” valuation of Maharam inventories under purchase accounting. This valuation adjustment was recognized in Cost of Sales during the first quarter as the related inventory was sold and will not repeat in future periods. Collectively, the legacy pension and inventory step-up expenses reduced the company’s gross margin in the first quarter by approximately 50 basis points.
Greg Bylsma, Chief Financial Officer, stated, “The clear highlight in our results this quarter was our strong gross margin performance, which exceeded our expectations. In addition to the positive contribution from Maharam, we benefited this quarter from continued growth in our consumer retail and Herman Miller Collection businesses. These results also reflect improved operating performance within our Nemschoff and Geiger subsidiaries as well as better than anticipated net price discounting.”

Operating expenses in the first quarter of $130.9 million were in line with the company’s expectation coming into the period. This represents an increase of $16 million from the same quarter in fiscal 2013. Approximately $10 million of this increase relates to the acquisition of Maharam, less the impact of dealer divestitures. The remaining increase was driven by higher incentive accruals and a ramp-up in spending on marketing and new product initiatives. These increases were partially offset by a year-over-year reduction in product warranty expenses.

Herman Miller’s effective income tax rate in the first quarter was 34.7% compared to 33.5% in the year ago period.
The company ended the first quarter with total cash and cash equivalents of $110.1 million, an amount $27.4 million above the balance at the beginning of the period. Cash generated from operations in the first quarter totaled $38.2 million. In the same quarter last fiscal year, cash flows from operations were $28.7 million.
Looking forward, Herman Miller expects net sales in the second quarter of fiscal 2014 to be in the range of $460 million to $475 million. This would represent an increase of between 4% and 8% from the second quarter of fiscal 2013. The company expects to complete the final phase of its legacy pension termination in the upcoming second quarter. The completion of this process will result in approximately $170 million of additional pre-tax legacy pension expenses and cash contributions to the pension plans of approximately $53 million. As a result, the company expects to report a net loss in the period of between $(1.43) and $(1.39) per share. On an adjusted basis, excluding the impact of legacy pension costs, earnings per share in the quarter are expected to range between $0.38 and $0.42.
Mr. Walker concluded, “Our recent investments in higher growth, margin-rich categories and channels are generating strong returns. Customers are also enthusiastic in their response to our new Living Office insights and the expanding portfolio of innovative, problem-solving workplace designs we have begun to introduce. Finally, we are very near completion of our pension plan transition, which will immediately and significantly strengthen our balance sheet and give us further flexibility to invest in the business and return cash to shareholders. There’s still more work to fully realize our strategy, and we continue to face challenges, but we are confident in Herman Miller’s future.”

The company will host a live webcast to discuss the results of the first quarter of fiscal 2014 on Thursday, September 19, 2013, at 9:30 a.m. EDT. To ensure your access to the webcast, you should allow extra time to visit the company’s website at www.hermanmiller.com to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

About Herman Miller
Herman Miller’s inspiring designs, inventive technologies and strategic services help people do great things and organizations to perform at their best. The company’s award-winning products and services generated approximately $1.8 billion in revenue in fiscal 2013. A past recipient of the Smithsonian Institution's Cooper-Hewitt National Design Award, Herman Miller designs can be found in the permanent collections of museums worldwide. Innovative business practices and a commitment to social responsibility have also helped establish Herman Miller as a recognized global leader. In 2012, Herman Miller again received the Human Rights Campaign Foundation’s top rating in its annual Corporate Equality Index and was named among the 50 Best U.S. Manufacturers by Industry Week.  Herman Miller is included in the Dow Jones Sustainability World Index and trades on the NASDAQ Global Select Market under the symbol MLHR.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, employment and general economic conditions, the pace of economic recovery in the U.S. and international markets, the level of anticipated pension amortization and settlement expenses, the pace and level of government procurement, the impact of the Affordable Care Act on healthcare markets, the increase in white-collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive-pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, currency fluctuations, the ability to increase prices to absorb the additional costs of raw materials, the financial strength of our dealers and customers, the mix of our products purchased by customers, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, the outcome of pending litigation or governmental audits or investigations, political risk in the markets we serve, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc. undertakes no obligation to update, amend or clarify forward-looking statements.

Financial highlights for the quarter ended August 31, 2013, follow:

Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share data)

	Three Months Ended
	August 31, 2013		Sept. 1, 2012
Net Sales	$468.1	100.0%	$449.7	100.0%
Cost of Sales	298.1	63.7%	300.0	66.7%
Gross Margin	170.0	36.3%	149.7	33.3%
Operating Expenses	130.9	28.0%	114.9	25.6%
Restructuring and Impairment Expenses	─	0.0%	0.5	0.1%
Operating Earnings	39.1	8.4%	34.3	7.6%
Other Expenses, net	4.6	1.0%	4.3	1.0%
Earnings Before Income Taxes and Equity Income/(Loss)	34.5	7.4%	30.0	6.7%
Income Tax Expense	12.0	2.6%	10.0	2.2%
Equity Income/(Loss), net of tax	─	0.0%	─	0.0%
Net Earnings	$22.5	4.8%	$20.0	4.4%
Earnings Per Share – Basic	$0.38		$0.34
Weighted Average Basic Common Shares	58,727,106		58,318,702
Earnings Per Share – Diluted	$0.38		$0.34
Weighted Average Diluted Common Shares	59,336,842		58,615,662

Herman Miller, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited) (Dollars in millions)

	Three Months Ended
	August 31, 2013	Sept. 1, 2012
Net Earnings	$22.5	$20.0
Cash Flows provided by Operating Activities	38.2	28.7
Cash Flows used for Investing Activities	(6.2)	(15.1)
Cash Flows used for Financing Activities	(4.3)	(1.3)
Effect of Exchange Rates	(0.3)	(0.2)
Change in Cash	27.4	12.1
Cash, Beginning of Period	$82.7	$172.2
Cash, End of Period	$110.1	$184.3

Herman Miller, Inc.
Condensed Consolidated Balance Sheets
(Unaudited) (Dollars in millions)

	August 31, 2013	June 1, 2013
Assets
Current Assets
Cash and Cash Equivalents	$110.1	$82.7
Marketable Securities	11.0	10.8
Accounts Receivable, net	172.4	178.4
Inventories, net	77.4	76.2
Prepaid Expenses and Other	55.6	51.2
Total Current Assets	426.5	399.3
Net Property and Equipment	182.8	184.1
Other Assets	363.7	363.1
Total Assets	$973.0	$946.5
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts Payable	$130.2	$130.1
Accrued Liabilities	166.6	159.9
Total Current Liabilities	296.8	290.0
Long-term Debt	250.0	250.0
Other Liabilities	85.2	87.0
Total Liabilities	632.0	627.0
Shareholders’ Equity Totals	341.0	319.5
Total Liabilities and Shareholders’ Equity	$973.0	$946.5